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                           Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our reports on (i) the Balance Sheet of Commonwealth Income & Growth Fund III, at April 28, 1997, dated April 28, 1997 (ii) the Balance Sheets of Commonwealth Income & Growth Fund, Inc., at February 29, 1996 and February 28, 1995 dated March 28, 1996 and (iii) the consolidated financial statements of Commonwealth Capital Corp., at February 29, 1996 and February 28, 1995 and for the years then ended dated March 28, 1996, all included in the Registration Statement (Form S-1 No. 333-XXXXX) and related Prospectus of Commonwealth Income & Growth Fund III for the registration of 750,000 units of Limited Partnership Interests.



                                       /s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
May 7, 1997